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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS
FOREST OIL CORPORATION

We consent to the incorporation by reference in the registration statement on Form S-8 of Forest Oil Corporation relating to the Forest Oil Corporation 2001 Stock Incentive Plan of our report dated February 12, 2001, relating to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K/A of Forest Oil Corporation.


                                        KPMG LLP

Denver, Colorado
June 5, 2001